Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FRACTYL HEALTH, INC.

Fractyl Health, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), certifies:

1.
The name of the corporation is Fractyl Health, Inc. (the “Corporation”).

2.
The Corporation’s original Certificate of Incorporation was filed on August 30, 2010. The Certificate of Incorporation was last amended and restated by the Amended and Restated Certificate of Incorporation on February 6, 2024 (together, the “Certificate”).

3.
The Corporation’s Board of Directors and stockholders, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving the following amendments to the Certificate:

Effective as of the effective time of 5:00 p.m., Eastern Time, on October 2, 2026 (the “Effective Time”), each twelve (12) shares of the Corporation’s Common Stock, par value $0.00001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Corporation’s Common Stock (as adjusted to give effect to the Reverse Split) on The Nasdaq Stock Market for each of the five (5) consecutive trading days immediately preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

4.
All other provisions of the Certificate will remain in full force and effect.

5.
This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

6.
This amendment to the Certificate of Incorporation shall be effective on and as of as of the effective time of 5:00 p.m., Eastern Time, on October 2, 2026.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on October 2, 2026.

Fractyl Health, Inc.

By: /s/ Harith Rajagopalan

Name: Harith Rajagopalan, M.D., PhD.

Title: Chief Executive Officer